EXHIBIT 23(a)

Consent of Independent Auditors

         We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Lincoln National Corporation for the registration of up to $1,200,000,000 of its securities and to the incorporation by reference therein of our reports dated February 1, 2002, with respect to the consolidated financial statements of Lincoln National Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 14, 2002